Exhibit 99.1

SemGroup Corporation Reports First Quarter 2015 Results
Increased Quarterly Dividend by 12%
Reaffirmed Adjusted EBITDA and Capex Guidance for 2015

Tulsa, OK - May 7, 2015 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended March 31, 2015.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $70.0 million for the first quarter 2015, compared to $83.2 million for the fourth quarter 2014 and $67.3 million for the first quarter 2014, a decrease of approximately 16% from the previous quarter but up 4% year-over-year. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"We are pleased with a very strong business development quarter and a solid quarterly result against the headwinds of sustained lower commodity prices. Maintaining our conservative price outlook, we are reaffirming our 2015 consolidated adjusted EBITDA guidance of $320 to $360 million. During the quarter, we increased our dividend payout for the eighth consecutive time and announced a significant asset development project in the Gulf Coast region," said Carlin Conner, president and chief executive officer of SemGroup. "This exciting project with Motiva Enterprises will expand our scale and customer base, creating a more diversified midstream company and adding value for our shareholders."

First Quarter 2015 Adjusted EBITDA Highlights
Compared to the Fourth Quarter 2014

•	Crude decreased $9.2 million

◦
Primarily related to a reduction in marketing margins, as marketing margins returned to a more normalized position following an extraordinary fourth quarter, partially offset by increased cash distributions from equity investments

•	SemGas decreased $3.1 million

◦	Higher volumes were offset by lower commodity price realizations

•	SemLogistics increased $2.0 million

◦	Increase due to higher storage demand

•	SemCAMS decreased $1.0 million

◦	Decrease related to lower capital fees and timing of operating expense recoveries

SemGroup reported revenues for first quarter 2015 of $298.3 million with net income attributable to SemGroup of $1.5 million, or $0.03 per diluted share, compared to revenues of $547.2 million with a net income attributable to SemGroup of $8.1 million, or $0.18 per diluted share, for the fourth quarter 2014. For the first quarter 2014, revenues totaled $498.9 million with a net income attributable to SemGroup of $13.6 million, or $0.29 per diluted share.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.38 per share, resulting in an annualized distribution of $1.52 per share. This represents a 12% increase from the previous quarterly dividend of $0.34 and a 58% increase year-over-year. The dividend will be paid on May 27, 2015 to all common shareholders of record on May 16, 2015. The company is targeting a dividend growth rate for 2015 of 50% to 60% year-over-year and an annual growth rate of approximately 30% to 40% over the next three years.

Exhibit 99.1

2015 Guidance
SemGroup reaffirms 2015 consolidated Adjusted EBITDA guidance of between $320 and $360 million, an increase of approximately 18% over 2014 results of $287.4 million. The company is on track to deploy more than $775 million in capital investments in 2015, with more than 90% allocated to growth projects.

Recent Updates

•
On March 26, 2015, SemGroup announced plans to construct, own and operate three new pipelines in the U.S. Gulf Coast region of Louisiana, collectively named the Maurepas Pipeline. The Maurepas Pipeline will support Motiva Enterprises LLC's efforts to interconnect and optimize its refinery operations.

Project Details:
- 24-inch, 34.2 mile crude oil pipeline connected to LOCAP, crossing the Mississippi River and terminating at Motiva's Norco refinery;
- 12-inch, 35 mile intermediates pipeline between Motiva's Norco and Convent refineries; and
- 6-inch, 34 mile intermediates pipeline between Motiva's Norco and Convent refineries.

This project is supported by long-term transportation agreements with Motiva and is expected to be operational in the fourth quarter 2016.

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, May 8, 2015, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 1.888.317.6003, or for international callers, 1.412.317.6061. The pass code for the call is 6235605. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The first quarter 2015 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the

Exhibit 99.1

periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations or to fund our other liquidity needs; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the operations of NGL Energy Partners LP (NYSE: NGL), which we do not control; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; cyber attacks involving our information systems and related infrastructure; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; and the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:

Exhibit 99.1

Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets	$710,970	$479,280
Property, plant and equipment, net	1,303,781	1,256,825
Goodwill and other intangible assets	228,521	231,391
Equity method investments	561,463	577,920
Other noncurrent assets, net	56,805	44,386
Total assets	$2,861,540	$2,589,802
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$47	$40
Other current liabilities	349,341	391,622
Total current liabilities	349,388	391,662
Long-term debt, excluding current portion	1,027,072	767,092
Other noncurrent liabilities	223,138	211,611
Total liabilities	1,599,598	1,370,365
Total owners' equity	1,261,942	1,219,437
Total liabilities and owners' equity	$2,861,540	$2,589,802

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Revenues	$298,310	$498,883	$547,237
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	192,072	385,113	411,655
Operating	53,090	50,778	67,034
General and administrative	32,310	18,736	23,963
Depreciation and amortization	23,734	23,637	27,498
Loss (gain) on disposal or impairment of long-lived assets, net	1,058	(58)	11,959
Total expenses	302,264	478,206	542,109
Earnings from equity method investments	20,559	14,962	15,827
Gain on issuance of common units by equity method investee	—	8,127	2,121
Operating income	16,605	43,766	23,076
Other expenses (income), net	6,087	7,497	(2,196)
Income from continuing operations before income taxes	10,518	36,269	25,272
Income tax expense	4,742	16,526	12,569
Income from continuing operations	5,776	19,743	12,703
Income (loss) from discontinued operations, net of income taxes	—	(5)	4
Net income	5,776	19,738	12,707
Less: net income attributable to noncontrolling interests	4,310	6,150	4,633
Net income attributable to SemGroup Corporation	$1,466	$13,588	$8,074
Net income attributable to SemGroup Corporation	$1,466	$13,588	$8,074
Other comprehensive loss, net of income taxes	(9,060)	(2,972)	(17,669)
Comprehensive income (loss) attributable to SemGroup Corporation	$(7,594)	$10,616	$(9,595)
Net income per common share:
Basic	$0.03	$0.32	$0.19
Diluted	$0.03	$0.29	$0.18
Weighted average shares (thousands):
Basic	43,717	42,631	43,492
Diluted	43,940	43,761	43,807

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Net income	$5,776	$19,738	$12,707
Add: Interest expense	14,591	9,227	14,650
Add: Income tax expense	4,742	16,526	12,569
Add: Depreciation and amortization expense	23,734	23,637	27,498
EBITDA	48,843	69,128	67,424
Selected Non-Cash Items and Other Items Impacting Comparability	21,139	(1,846)	15,783
Adjusted EBITDA	$69,982	$67,282	$83,207
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Loss (gain) on disposal or impairment of long-lived assets, net	$1,058	$(58)	$11,959
Loss (income) from discontinued operations, net of income taxes	—	5	(4)
Foreign currency transaction loss (gain)	(519)	(683)	302
Remove NGL equity earnings including gain on issuance of common units	305	(11,718)	(387)
Remove gain on sale of NGL units	(7,894)	—	(7,463)
NGL cash distribution	5,015	5,341	5,942
M&A transaction related costs	10,000	—	—
Inventory valuation adjustments including equity method investees	1,187	—	7,781
Employee severance expense	—	9	101
Unrealized loss (gain) on derivative activities	2,645	606	(1,078)
Change in fair value of warrants	—	(980)	(10,076)
Depreciation and amortization included within equity earnings	6,376	3,450	6,404
Bankruptcy related expenses	189	216	317
Charitable contributions	—	—	81
Recovery of receivables written off at emergence	—	(364)	—
Non-cash equity compensation	2,777	2,330	1,904
Selected Non-Cash Items and Other Items Impacting Comparability	$21,139	$(1,846)	$15,783

Exhibit 99.1

2015 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)
Mid-point
Net income	$121.5
Add: Interest expense	64.0
Add: Income tax expense	8.0
Add: Depreciation and amortization	109.0
EBITDA	$302.5
Selected Non-Cash and Other Items Impacting Comparability	37.5
Adjusted EBITDA	$340.0

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings	25.0
Non-cash equity compensation	12.5
Selected Non-Cash and Other Items Impacting Comparability	$37.5

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream